EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Second Quarter 2010 Results

NORFOLK, Va., Aug. 13, 2010 (GLOBE NEWSWIRE) -- As a prudent measure against potential future losses, management and the board elected to provide an additional $5.0 million to the Bank's allowance for loan losses during the quarter ended June 30, 2010. As a result, Commonwealth Bankshares, Inc. (Nasdaq:CWBS) (the "Company") today reported a net loss for the quarter ended June 30, 2010 of $2.5 million, compared to earnings of $584.0 thousand reported for the quarter ended June 30, 2009. Diluted loss per share equaled $0.37 for the quarter ended June 30, 2010 compared to earnings of $0.09 for the same period in 2009. For the six months ended June 30, 2010 the Company reported a net loss of $3.5 million compared to earnings of $1.2 million for same period last year. During the first six months of 2010, management elected to provide $10.0 million to the Bank's allowance for loan losses compared to $7.5 million during the same period in 2009.

"We are committed to taking the actions necessary to move forward through this difficult economic phase. During the first six months of 2010, our Board and Senior Management have continued the execution of our three year strategic plan and our three year capital management plan. We are being extremely proactive in our efforts to strengthen our balance sheet by focusing on reducing the level of nonperforming assets, maintaining our "well capitalized" capital status, improving our liquidity position, maintaining an adequate allowance for loan losses and reducing expenses. In addition, we have increased problem loan management and credit administrative staff, and improved risk management practices. We are fully committed to seeing the Company return to profitability and realize the full potential of the Commonwealth Bankshares franchise," said Edward J. Woodard, Jr., CLBB, President and Chief Executive Officer.

The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of June 30, 2010 was 10.43% and 6.86%, respectively, above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution.

As of June 30, 2010, total assets were $1.2 billion. This is an increase of 7.68% or $87.1 million from the $1.1 billion reported at June 30, 2009. Total loans at the end of the quarter were $962.3 million while total deposits remained solid at $1.0 billion. We continued to improve our liquidity position through the generation of core deposits and the reduction of outstanding loans. From June 30, 2009 to June 30, 2010, total deposits, excluding brokered certificates of deposit, increased by $166.6 million, while broker certificates of deposit decreased $15.0 million. "We have seen positive returns on our efforts to attract and retain core deposits. Our customers continue to recognize the benefits of banking with a community partner that puts their needs first," added Mr. Woodard.

The Company has taken appropriate measures to mitigate potential further exposure by increasing the allowance for loan losses to 5.38% of total loans at June 30, 2010 compared to 4.44% at December 31, 2009 and 2.11% at June 30, 2009. Mr. Woodard also commented, "As long as the U.S. economy remains weak, losses in the loan portfolio may increase. Our Company continues to take actions to enable us to navigate through this current economic and credit cycle. Calculated provisions are associated with an assertive and conservative reclassification of loans and management's aggressive stance in recognizing impaired loans. Our local and regional economies continue to meet the challenges created as a result of this economic storm. The credit quality issues in our loan portfolio continue to significantly affect net income. Financial deterioration within the commercial real estate sector has resulted in the need for increases in our provision for loan losses and has directly impacted our net charge-offs. Addressing troubled credits quickly and conservatively has always been, and will continue to be, a top priority."

Non-performing assets at June 30, 2010 were $108.7 million or 8.90% of total assets compared to $89.0 million or 6.97% of total assets at December 31, 2009 and $75.5 million or 6.65% of total assets at June 30, 2009. Non-performing assets at June 30, 2010 was comprised of $94.9 million in non-performing loans, of which $86.7 million were non-accrual loans. Management continues to take a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Mr. Woodard further commented, "We continue to build on our existing infrastructure to be proactive and aggressive in identifying and addressing problem assets. In addition to shifting resources internally, during the first quarter we employed a Chief Credit Officer and two workout specialists. Our third-party loan review team completed its semi-annual review of the Bank's construction, development and commercial real estate loan portfolios, with an emphasis on large loans and problem loans during the first quarter. Also, the Bank's Loan Impairment Committee continues to monitor past due loans, identify potential problem credits and develop action plans to work through these loans as promptly as possible. As a result of these initiatives, we continue to increase reserves as necessary." The remaining $13.9 million in non-performing assets is comprised of other real estate owned ("OREO") properties, all of which are being actively marketed. Mr. Woodard continued, "We are starting to see some solid movement in the real estate market as it relates to our foreclosed properties. During the second quarter of 2010, we sold sixteen of these properties and currently have eleven under contract for sale."

Between June 30, 2009 and June 30, 2010, the Company's loan portfolio decreased by $94.1 million or 8.9%. Total loans at June 30, 2010 were $962.3 million. The overall decrease in gross loans was primarily due to scheduled principal curtailments, loan sales and part of our overall strategy to shrink loans to mitigate risk and preserve capital. While the Company's performing loans provided a strong yield and helped maintain solid sources of interest income, the planned reduction in loan volume, the level of non-performing assets and restructured loans lead to a year over year decrease in interest income. Interest income on loans, including fees, decreased $3.6 million or 10.7% to $29.5 million for the six months ended June 30, 2010 as compared to the same period in 2009. For the quarter ended June 30, 2010, interest income on loans, including fees, was $14.8 million, a decrease of 11.5% from the same period in 2009.

Interest expense of $15.0 million for the six months ended June 30, 2010 represented a $446.0 thousand increase from the comparable period in 2009. For the second quarter of 2010, interest expense was $7.4 million, an increase of $73.0 thousand over the second quarter of 2009. The increase in interest expense was primarily attributable to the increase of $151.6 million in total deposits as of June 30, 2010 as compared to the same period in 2009. Average interest bearing liabilities increased $181.1 million or 19.2% from June 30, 2009 to June 30, 2010, while the overall rate paid on these liabilities decreased 43 basis points.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 2.49% for the first six months of 2010 as compared to 3.53% for the same period in 2009. The compression of our margins from prior year is the result of the increase in the balance of non-accruing and restructured loans. In addition, the Company chose to bolster its liquidity position by placing funds in correspondent bank accounts (overnight funds) paying only 0.25%. In addition, the continued pressure on deposit pricing and the competition for deposits from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates.

Noninterest expense increased $500.9 thousand and decreased $651.3 thousand for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009. Salaries and employee benefits for the six months ended June 30, 2010 decreased by $1.9 million or 38.6% when compared to the same period in 2009, primarily due to the elimination of the executive officer deferred compensation plan during the first quarter of 2010. Net occupancy and furniture and equipment expenses declined $36.8 thousand and $15.7 thousand for the three and six month period ended June 30, 2010, respectively, as compared to the same period in 2009. Other operating expenses increased by $489.2 thousand and $1.9 million for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009. The increases were due to increases for FDIC insurance, OREO expenses and increased credit and collection costs.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended		Six Months Ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating Results:
Interest and dividend income	$ 14,996	$ 16,814	$ 29,953	$ 33,282
Interest expense	7,367	7,294	15,022	14,576
Net interest income	7,629	9,520	14,931	18,706
Provision for loan losses	5,009	3,496	10,007	7,500
Noninterest income	258	1,138	954	2,418
Noninterest expense	6,751	6,250	11,165	11,817
Income (loss) before income taxes and noncontrolling interest	(3,873)	912	(5,287)	1,807
Income tax expense (benefit)	(1,358)	317	(1,855)	615
Income (loss) before noncontrolling interest	(2,515)	595	(3,432)	1,192
Noncontrolling interest in subsidiaries	(28)	(11)	(34)	(27)
Net income (loss)	$ (2,543)	$ 584	$ (3,466)	$ 1,165

Per Share Data:
Basic earnings (loss)	$ (0.37)	$ 0.09	$ (0.50)	$ 0.17
Diluted earnings (loss)	$ (0.37)	$ 0.09	$ (0.50)	$ 0.17
Book value	$ 11.12	$ 15.53	$ 11.12	$ 15.53
Cash dividends	$ --	$ 0.02	$ --	$ 0.10
Basic weighted average shares outstanding	6,889,729	6,882,437	6,889,267	6,872,198
Diluted weighted average shares outstanding	6,889,729	6,882,437	6,889,267	6,872,198
Shares outstanding at period-end	6,890,305	6,886,975	6,890,305	6,886,975

Period End Balances:
Assets	$ 1,222,145	$ 1,135,028	$ 1,222,145	$ 1,135,028
Loans*	962,327	1,056,470	962,327	1,056,470
Investment securities	6,979	5,333	6,979	5,333
Deposits	1,031,981	880,398	1,031,981	880,398
Shareholders' equity	76,586	106,984	76,586	106,984

Average Balances:
Assets	$ 1,236,968	$ 1,126,594	$ 1,254,937	$ 1,110,285
Loans*	995,545	1,066,359	1,008,612	1,051,945
Investment securities	6,523	5,420	5,678	5,863
Deposits	1,045,184	841,108	1,061,580	812,752
Shareholders' equity	78,920	107,049	79,524	106,984

Financial Ratios:
Return on average assets	-0.82%	0.21%	-0.56%	0.21%
Return on average shareholders' equity	-12.93%	2.19%	-8.79%	2.20%
Efficiency Ratio (tax equivalent basis)	85.54%	58.60%	70.24%	55.90%
Period end shareholders' equity to total assets	6.27%	9.43%	6.27%	9.43%
Loan loss allowance to period end loans*	5.38%	2.11%	5.38%	2.11%
Loan loss allowance to non-performing loans	54.57%	29.49%	54.57%	29.49%
Non-performing assets to total assets	8.90%	6.65%	8.90%	6.65%
Net interest margin (tax equivalent basis)	2.57%	3.52%	2.49%	3.53%
Bank's Tier 1 capital to average assets	6.86%	10.83%	6.86%	10.83%
Bank's Tier 1 capital to risk weighted assets	9.13%	11.44%	9.13%	11.44%
Bank's Total capital to risk weighted assets	10.43%	12.70%	10.43%	12.70%

* Net of unearned income.
CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, President
           and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501